                                    Exhibit 1

To the Holders of
TIERS Asset-Backed Securities,
Series CHAMT Trust 1997-7
Floating Rate Certificates, Class B

CUSIP: 8712928AS8

Pursuant to Section 4.2 of the Base Trust Agreement dated September 15, 1997 between Structured Products Corporation and Delaware Trust Capital Management, Inc. , First Trust of New York, National Association, as Administrator, hereby gives notice with respect to the Distribution occurring on October 15, 1997 (the "Distribution Date") as follows:

(i) The amount of the distribution to holders of each Class of Securities allocable to principal of and premium, if any, and interest and the amount of aggregate unpaid interest accrued, if any, as of the Distribution Date, expressed as a dollar amount per $1,000 original face amount thereof, were as follows:

                                    Fixed Rate Notes, Class A          Floating Rate Certificates
                                                                       Class B

Principal                           $0.00                              $0.00
Premium, if any                     $0.00                              $0.00
Interest Paid                       $5.57333333                        $4.88020833
Interest Accrued and not paid       $0.00                              $0.00

(ii) The Floating Rate Pass Through Rate applicable to the Floating Rate Class B Certificates for the period from September 15, 1997 through October 15, 1997 and payable on the on the Distribution Date , as calculated by the Calculation Agent is 5.85625%.

(iii) No compensation has been paid to the Administrator or Trustee from Available Funds under the TIERS Asset-Backed Securities, Series CHAMT Trust 1997-7.

(iv) The aggregate stated principal amount of the Chase Credit Card Master Trust Class A Floating Rate Certificates, Series 1996-4 (the "Deposited Assets") is $363,900,000 and the notional amount is the same.

(v) The Deposited Assets will bear interest at a rate of 5.755% for the period from October 15, 1997 through November 15, 1997.

(vi) The last notice received by the undersigned stated that the Deposited Assets are rated AAA by Standard & Poors and Aaa by Moody's Investors Service .


(vii) The Eligible Investments held by the Issuer as of the Distribution Date were as follows:
         None.

(viii) No PSA Index Rate was determined with respect to the Distribution Date by the Swap Counterparty, since the first Principal Prepayment will not occur until February 15, 2000.

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(ix) The aggregate outstanding principal balance of, Notional Amount attributable to and the Current Factor applicable to each class of Securities as of the close of business on the Distribution Date were as follows:

                                    Fixed Rate Notes, Class A          Floating Rate Certificates
                                                                       Class B

Aggregate Outstanding               $352,980,000.00                    $10,920,000.00
Principal Balance
Notional Amount                     $352,980,000.00                    $10,920,000.00
Current Factor                      1.00000000                         1.00000000


First Trust of New York, National Association, as Administrator on behalf of Delaware Trust Capital Management, Inc., not in its individual capacity but solely as Owner Trustee